Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


December 18, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  3 Si Holdings, Inc. - Form SB-2

Dear Sir/Madame:

I have acted as counsel to 3 Si Holdings, Inc., a Wyoming corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 50,000,000 shares of the Company's common stock ("Shares"), $0.01 par value per Share. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.